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                                                                    Exhibit 23.1


                         Consent of Independent Auditors


The Board of Directors
American Residential Investment Trust, Inc.



We consent to incorporation by reference in the registration statements (No. 333-48005 and No. 333-61529) on Form S-8 of American Residential Investment Trust, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of American Residential Investment Trust, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 and for the period from February 11, 1997 (commencement of operations) through December 31, 1997, which report appears in the December 31, 1999, annual report on Form 10-K of American Residential Investment Trust, Inc.



                                    KPMG LLP


San Diego, California
March 29, 2000